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                                                               EXHIBIT EX-99.G.1

                        SPECIAL CUSTODY ACCOUNT AGREEMENT
                                  (SHORT SALES)

     This Special Custody Account Agreement (this "Agreement"), dated as of February 14, 2005, by and among Hillview Investment Trust II on behalf of its REMS Real Estate Value-Opportunity Fund (the "Customer"), a portfolio of a Delaware statutory trust, with its principal place of business at 700 The Times Building, Ardmore, PA 19003, PFPC Trust Company, a limited purpose trust company organized under the laws of the State of Delaware with a place of business at 8800 Tinicum Boulevard, Philadelphia, PA (the "Custodian"), and National Financial Services LLC, organized as a limited liability company under the laws of Delaware with its principal place of business at 82 Devonshire Street, Boston, MA ("Broker").

     WHEREAS, Customer is a portfolio of an open-end mutual fund registered with the U.S. Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 (as amended from time to time, the "1940 Act"), which is permitted by applicable law and its own governing documents and investment policies to purchase and sell securities on margin through broker-dealers;

     WHEREAS, Broker is a broker-dealer registered with the SEC under Section 15 of the Securities Exchange Act of 1934 (as amended from time to time, the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. ("NASD") and several national securities exchanges including the New York Stock Exchange ("NYSE"), and extends credit to clients such as Customer in accordance with the provisions of Regulation T of the Board of Governors of the Federal Reserve System ("Regulation T"), the margin rules of the NASD and NYSE, other such self-regulatory entities and the various exchanges, and other applicable margin requirements (collectively, the "Margin Rules");

     WHEREAS, Customer desires to execute securities transactions from time to time through Broker, including primarily, but not limited to, the sale of securities which the Customer does not own at the time of such sale, using securities borrowed from or through Broker;

     WHEREAS, Customer has agreed to pledge, from time to time, a portion of the securities which comprise its total portfolio of assets to Broker to secure performance of Customer's obligations with respect to Short Sales (as defined below), to execute the Broker's form of margin account application and agreement and to open a brokerage account with Broker, in which Customer shall be permitted to trade on margin and to execute Short Sales;

     WHEREAS, Custodian has agreed to maintain the Collateral (as defined below) and certain other assets pursuant to the terms of this Agreement and to open a Special Custody Account (as defined in Section 2(a) below);

     NOW, THEREFORE, Customer, Custodian and Broker hereby agree as follows:

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     1.   DEFINITIONS

     As used herein, the following terms have the following meanings:

     (1) "Adequate Margin" means Collateral having such value as is adequate, under the Margin Rules and in accordance with the internal policies of Broker, to secure the Secured Obligations. For purposes of this Agreement, Collateral and other assets maintained in the Special Custody Account shall be valued by Broker as specified in Section 2(a) below.

     (2) "Advice from Broker" or "Advice" means a written notice sent or transmitted by a facsimile sending device by Broker to Customer or Custodian, except that the Advice sent to Customer (i) requesting initial or additional Collateral, or (ii) with respect to Broker's ability to effect a Short Sale for Customer, may be given orally by Broker to a person designated by Customer in writing (which shall not be Custodian) as its authorized representative to receive such Advice (or, in the event such person is not available, to any officer of the Customer duly authorized thereby for such purposes). With respect to any Short Sale or Closing Transaction, the Advice from Broker shall mean a confirmation in the form normally used by Broker for that type of transaction. An authorized agent of Broker will certify to Customer and Custodian the names and signatures of Broker's employees who are authorized to sign an Advice from Broker, which certification may be amended from time to time. Any communication from a person reasonably believed by the receiving party to be authorized to provide an Advice from Broker shall be an "Advice from Broker" under this Agreement. When used herein, the term "Advise" means the act of sending an Advice from Broker.

     (3) "Business Day" shall mean a day on which Custodian, Customer and Broker are each open for regular business.

     (4) "Closing Transaction" is a transaction in which Customer purchases securities which have previously been sold short by Customer, in order to close out a Short Sale.

     (5) "Collateral" shall mean any Security or Security Entitlement having loan value under the Margin Rules; subject, however, to Broker's right to value such Collateral in accordance with Section 2(a) below.

     (6) "Control" shall have the meaning assigned to such term in Section 8-106 of Revised Article 8.

     (7) "Control Rule" means Rule 15c3-3 (as amended from time to time) promulgated under the 1934 Act.

     (8) "Default" has the meaning assigned to that term in Section 5 below.

     (9) "DTC" means the Depository Trust Company or any successor thereto.

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     (10) "DTC Participant" means any Person that is eligible to maintain, and does maintain, one or more accounts with DTC or a Person having an affiliated company of such Person who maintains such a DTC account used for such Person.

     (11) "Entitlement Holder" shall have the meaning assigned to such term in
Section 8-102(a)(7) of Revised Article 8.

     (12) "Entitlement Order" shall have the meaning assigned to such term in
Section 8-102(a)(8) of Revised Article 8.

     (13) "Fed" means a Federal Reserve Bank.

     (14) "Fed Member" means any Person that is eligible to maintain, and does maintain, one or more book-entry accounts in the name of such Person with the Fed or a Person having an affiliated company of such Person who maintains such a Fed account used for such Person.

     (15) "Federal Book Entry Regulations" means the provisions for the creation and perfection of security interests in Federal Book Entry Securities contained in (or contained in regulations substantially identical to) Subpart O, 31 C.F.R.
306.115 through 306.122.

     (16) "Federal Book Entry Securities" means Collateral and other securities maintained in the form of entries on the records of the Fed.

     (17) "Insolvency" as applied to Customer means that: (i) Customer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii)(A) any proceeding shall be instituted by or against Customer seeking (under any law relating to bankruptcy, insolvency or reorganization, relief of debtors or similar law, whether now or hereafter from time to time in effect in the United States, any State or political subdivision thereof or any other jurisdiction) (1) to adjudicate it bankrupt or insolvent or
(2) the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts or (3) the entry of an order for the relief against, or the appointment of a trustee, receiver, custodian, liquidator or similar official for, it or any substantial part of its property and (B) in the case of any such proceeding instituted against it (but not instituted by it) that is being contested by it in good faith, either such proceeding shall remain un-dismissed or un-stayed for a period of sixty (60) days or more, or any of the actions sought in such proceedings (including without limitation, the entry of an order for relief against, or the appointment of a trustee, receiver, custodian, liquidator or similar official for, it or any substantial part of its property) shall occur; or (iii) Customer shall take any corporate or other action to authorize, or shall approve, consent to or acquiesce in, any of the actions set forth above in this definition.

     (18) "Instruction from Customer " means a request, direction or certification in writing signed by Customer and delivered to Custodian or Broker or transmitted thereto by a facsimile sending device. An officer of Customer will certify to Custodian and Broker the names and signatures of those persons

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authorized to sign the Instructions from Customer, which certification may be amended from time to time by Customer, but shall only become effective with respect to Instructions from Customer sent to Broker or Custodian when acknowledged by Broker or Custodian (as applicable). Any communication from a person reasonably believed by the receiving party to be authorized to provide an Instruction from Customer shall be an "Instruction from Customer" under this Agreement.

     (19) "Margin Account" means an account opened by Customer with Broker and approved by Broker for trading on margin, in accordance with the terms of the Margin Agreement.

     (20) "Margin Agreement" means the Broker's form of Margin Account Application and Agreement, which is entered into between Customer and Broker to open a Margin Account with Broker.

     (21) "NYUCC" means the Uniform Commercial Code, as adopted and enacted and as then in effect in the State of New York.

     (22) "Person" means an individual, partnership, corporation, firm, business trust, joint stock company, trust, unincorporated or other association, joint venture, company, division of a corporation, governmental authority or other entity of whatever nature.

     (23) "Revised Article 8" means Article 8 of the NYUCC, as then in effect in the State of New York.

     (24) "Revised Article 9" means Article 9 of the NYUCC, as then in effect in the State of New York.

     (25) "Right" (or "Rights") means any lien, security interest, pledge, charge, encumbrance, claim, setoff right, ownership or property right, title or interest (including, without limitation, such as has been obtained by sale, transfer, assignment, conveyance, contribution, exchange or other disposition) or other right, title or interest of any kind (including, without limitation, Broker's Security Interest as provided in Section 2(b) below).

     (26) "Secured Obligations" means any and all obligations of Customer to Broker (whether now existing, or arising from time to time hereafter), under the terms of the Margin Agreement or this Agreement, which are secured by the Collateral and other assets in the Special Custody Account.

     (27) "Security" (or "Securities") shall have the meaning assigned to that term in Section 8-102(a)(15) of Revised Article 8; provided, however, that such terms shall include a Security Entitlement or Security Entitlements except where otherwise specifically provided or where the context otherwise requires.

     (28) "Security Entitlement" shall have the meaning assigned to that term in
Section 8-102(a)(17) of Revised Article 8.

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     (29) "Security Interest" shall have the meaning assigned to that term in
Section 2(b) below.

     (30) "Short Sale" (or Short Sales") shall mean any sale by the Customer of a security which the Customer does not own or any sale which is consummated by the delivery of a security borrowed from or through the Broker.

     (31) "Uncertificated Security" (or "Uncertificated Securities") shall have the meaning assigned to that term in Section 8-102(a)(18) of Revised Article 8.

     2.   SPECIAL CUSTODY ACCOUNT

     (a) Opening Special Custody Account. Custodian, in its capacity as a Securities Intermediary (as defined in Section 8-102(a)14 of Revised Article 8), shall open a separate special custody account on its books, such account to be entitled "Special Custody Account for National Financial Services LLC, as Pledgee of REMS Real Estate Value-Opportunity Fund; Collateral for Margin and Short Sales Activity" (the "Special Custody Account") and shall hold in the Special Custody Account, upon the terms of this Agreement, all of the assets deposited therein (subject to the Security Interest of Broker) and all monies or other property paid on or distributed with respect thereto (subject, however, to the rights of the Customer in or to any such monies or property set forth in
Section 4(b) hereof) or realized on the sale of any portion thereof.

     The Special Custody Account shall be a Securities Account (as defined in
Section 8-501(a) of Revised Article 8) in the name of the Customer and within the sole dominion, control and Control of Broker, subject to the terms of this Agreement. Customer shall deposit Collateral, as required by Broker to meet Adequate Margin requirements, into the Special Custody Account. Customer agrees to send an Instruction from Customer to Custodian (and Custodian agrees to comply with such Instructions from Customer) to deposit the cash (U.S. dollars) and specific domestic securities which Customer shall be pledging to Broker into the Special Custody Account, and Custodian agrees (subject to the terms hereof) to maintain such cash and securities in the Special Custody Account.

     Custodian shall (1) identify such deposited cash and securities on its books and records as being subject to the Security Interest (as defined in Section 2(b) below) of the Broker, (2) hold such cash and securities as Securities Intermediary hereunder, (3) treat such cash and securities, for purposes of Revised Article 8, as Financial Assets (as defined in Section 8-102(a)(9) thereof ), to the extent that Revised Article 8 may be applicable thereto, and (4) release such cash and securities only in accordance with the terms of this Agreement or as required by applicable law. The Custodian shall take such actions with respect to any Collateral and other assets in the Special Custody Account (including without limitation the delivery thereof to Broker without the payment of money or value, if so requested by Broker), as Broker shall, in accordance with the terms hereof, so direct in an Advice from Broker, and in no event shall any consent of Customer be required for the taking of any such action by Custodian.

     For purposes of this Agreement, Broker shall determine the value of the Collateral and other assets in the Special Custody Account as it shall determine from time to time in its sole discretion, and

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Broker retains the right to give no value to certain Collateral and other assets as it may deem necessary for its protection. Customer shall ensure that the value, as so determined, of the Collateral on deposit at any time in the Special Custody Account is at least equal to the Adequate Margin for the Secured Obligations. Customer represents and warrants to Broker that the Collateral shall be at all times in good, freely deliverable and transferable form (or Custodian shall have the unrestricted power to put such securities into good, freely deliverable and transferable form) in accordance with the requirements of such exchanges and other markets as may be the primary market or markets for such Collateral.

     Notwithstanding anything in this Agreement to the contrary, Customer shall not deposit or seek to deposit, Broker shall not require to be deposited or maintained, and Custodian shall not be required to accept or maintain in the Special Custody Account any assets that are not U.S. dollar denominated.

     (b) Security Interest. Customer hereby grants to Broker a continuing lien on and security interest (the "Security Interest") in: (i) all Collateral and any proceeds thereof and distributions thereon maintained in the Special Custody Account; (ii) any other property in the Special Custody Account; and (iii) its Margin Account and other accounts with Broker (if any), to secure the Customer's obligations to Broker under this Agreement and the Margin Agreement.

     (c) Deposit of Collateral by Customer. Broker shall notify Customer in an Advice when the value (or type and/or amount, if applicable) of Collateral on deposit in the Special Custody Account is inadequate to secure Customer's Secured Obligations. Upon an Advice from Broker that the value (or type and/or amount, if applicable) of the Collateral in the Special Custody Account is less than the Adequate Margin for such Secured Obligations, Customer shall promptly deposit therein additional Collateral with a value sufficient to remedy such deficiency.

     (d) Release of Collateral by Custodian; Excess Collateral. Custodian agrees to release Collateral or other assets to the Customer from the Special Custody Account only upon receipt of an Advice from the Broker. Broker shall periodically and upon request notify Customer and Custodian in an Advice when the Collateral in the Special Custody Account is in excess of the Adequate Margin then required for the Secured Obligations. At Customer's or Custodian's request, Broker shall direct Custodian (via an Advice to Custodian for such purposes) to transfer (i) such excess Collateral in an amount and value determined by Broker from the Special Custody Account to another account of Customer's at Custodian and (ii) any assets in the Special Custody Account other than Collateral (provided such assets are not required, in Broker's reasonable judgment, to secure the amount of the Secured Obligations) from the Special Custody Account to another account of Customer's at Custodian. Notwithstanding the foregoing, Customer understands that the value of the Collateral remaining in the Special Custody Account must still constitute Adequate Margin to secure Broker's Secured Obligations.

     (e) Substitution of Collateral. Upon request of the Customer, Broker agrees to permit an item or items of Collateral in the Special Custody Account to be released from the Special Custody Account (and shall promptly provide an Advice from Broker to Custodian for such purposes) upon the deposit into such Special Custody Account by the Customer of additional Collateral sufficient to maintain the value of the Collateral in the Special Custody Account in an amount which is at least equal to

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Adequate Margin as determined by Broker. Such Advice will not be given prior to the deposit of such additional Collateral. The item or items of Collateral so released by Broker shall be transferred from the Special Custody Account to an account of Customer at Custodian.

     (f) Confirmations. Custodian will make available to Broker and Customer (1) information confirming, within one Business Day, all pledges, releases or substitutions of Collateral and all receipts or disbursements of other assets in the Special Custody Account, and (2) a monthly statement of Collateral and other assets in the Special Custody Account and the transactions in the Special Custody Account during the preceding month. Custodian will also make available to Broker and Customer information regarding the kind and amount of Collateral and other assets in the Special Custody Account, it being understood that Custodian shall have no responsibility to value any assets in the Special Custody Account.

     (g) Accounts and Records. Custodian shall maintain accounts and records for the Collateral and other assets in the Special Custody Account in accordance with material laws and regulations of governmental authorities with which it is required to comply and in accordance with its duties under this Agreement. Custodian confirms and agrees that it will make entries in its books of account showing Broker's first priority Security Interest in the Collateral and other assets in the Special Custody Account. The Collateral and other assets in the Special Custody Account shall be the property of the Customer, but subject to the rights and interests of the Broker set forth herein.

     3.   CUSTOMER'S USE OF MARGIN FOR SHORT SALES.

     (a) Short Sales. Promptly following execution of this Agreement by the parties hereto, Customer shall execute a Margin Agreement and shall open a Margin Account with Broker. From time to time, Customer may place orders in its Margin Account for Short Sales and may conduct all other activities permitted therein under the Margin Agreement. Prior to the acceptance of any such orders, Broker shall advise Customer of Broker's ability to borrow securities, or other properties if applicable, and acceptance of Short Sale orders by the Broker shall be contingent thereon.

     It is understood and agreed that Customer, when placing with Broker any order to sell short for Customer's account, will designate the order as such, and Customer hereby authorizes Broker to mark such order as being "short". When placing with Broker any order to sell long for Customer's account, Customer will designate the order as such and hereby authorizes Broker to mark such order as being "long". Any sell order which Customer shall designate as being for its long account, as provided above, is for securities then owned by Customer. If such securities are not then deliverable by Broker from any account of Customer, the placing of such order shall constitute a representation by Customer that it is impracticable for Customer to deliver such securities to Broker at that time, but that Customer shall deliver them by the settlement date, or as soon as possible thereafter (but, in any event, on or before the day required for delivery under the Margin Rules).

     4.   RIGHTS AND DUTIES OF CUSTODIAN.

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     (a) Generally. Custodian shall receive and hold in the Special Custody
Account, as Securities Intermediary and upon the terms of this Agreement, all Collateral and other assets deposited into the Special Custody Account and, except as provided in Section 4(b) below, shall receive and hold in the Special Custody Account property paid on, distributed on or substituted in respect of such Collateral or other assets or realized on the sale or other disposition of such Collateral or other assets; provided, however, that Custodian shall have no duty to require any assets to be delivered to it or to determine that the value, amount or form of assets delivered to it comply with any applicable requirements.

     Custodian may hold the assets in the Special Custody Account in bearer, nominee, Federal Book Entry or other book entry form or Security Entitlement or other form and in DTC or another depository or clearing corporation, with or without indicating that the assets are being held pursuant to this Agreement; provided, however, that all Collateral and other assets held in the Special Custody Account shall be identified on Custodian's records as subject to this Agreement and Broker's first priority Security Interest therein, and shall be in a form that permits transfer without additional authorization or consent of Customer. Customer hereby agrees to hold Custodian and its nominee harmless from any liability as holder of record of the Collateral or other assets in the Special Custody Account.

     (b) Dividends and Interest. Any dividends paid on, distributions (including stock, if applicable) made on or interest paid with respect to the Collateral or other assets held in the Special Custody Account shall, when collected, be paid by Custodian to Customer or Customer's designee; provided, however, that upon Advice of Broker to Custodian that a Default, as defined in Section 5 hereof, has occurred (and so long as Broker shall not have sent an Advice to Custodian that such Default is no longer continuing), Custodian shall hold or release such dividends, distributions and interest in accordance with the other terms of this Agreement.

     (c) Security Interest. Custodian shall have no responsibility for the validity or enforceability of the Security Interest.

     (d) Limitation of Custodian's and Broker's Liability. Custodian's duties and responsibilities are only as set forth in this Agreement. Subject to Section 4(b) above, Custodian shall act only upon receipt of an Advice from Broker regarding release or substitution of Collateral or other assets in the Special Custody Account (which Advice will not be unreasonably withheld). Custodian shall not be liable or responsible for anything done, or omitted to be done, by it in good faith and in the absence of gross negligence. As between Custodian and Broker, Broker shall indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian (including reasonable counsel fees) arising out of any act or omission of Custodian in accordance with any notice or instruction of Broker under this Agreement, including any Advice therefrom, except for losses or liabilities arising out of Custodian's gross negligence, recklessness, willful misconduct or bad faith.

     Notwithstanding anything in this Agreement to the contrary, Broker shall have no liability for any special, indirect or consequential damages, whether or not the likelihood of such loss or damage was known by Broker. Broker shall have no liability for losses or damages occurring by reasons directly or indirectly outside of Broker's control. The Customer shall indemnify Custodian for, and hold it harmless

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against, any loss, liability or expense incurred by Custodian (including reasonable counsel fees) without negligence, willful misfeasance or bad faith on the part of Custodian. Notwithstanding anything in this Agreement to the contrary, Custodian shall have no liability for any special, indirect or consequential damages, whether or not the likelihood of such loss or damages was known by Custodian. Custodian shall have no liability for loss or damages occurring by reasons directly or indirectly outside of Custodian's control. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulation T and the other Margin Rules, or with any rules or regulations of the SEC or other regulatory or quasi-regulatory body. Custodian shall not be liable to any party for any acts or omissions of the other parties to this Agreement nor for compliance or non-compliance by Broker or Customer with the terms of this Agreement or for compliance or non-compliance with any other agreement to which Custodian is not a party. Custodian shall not be required to perform any duties under this Agreement on days on which it is not open for regular business.

     (e) Compensation. Custodian shall be paid by Customer for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between Customer and Custodian.

     5.   DEFAULT

     In the event (each a "Default") of: (i) failure by Customer to perform any obligation (a) under this Agreement, including, without limitation, the failure to maintain Adequate Margin in the Special Custody Account as herein required, or (b) under the Margin Agreement, including, without limitation, the failure to return to Broker, in a timely manner (as specified in the Margin Agreement and/or the Margin Rules) identical securities to the ones previously borrowed from or through Broker by Customer to conduct a Short Sale (whether or not Customer has received notice of such recall, provided that the Broker has complied with the terms of the Margin Agreement and the Margin Rules); (ii) material breach by Customer of any of its representations, warranties or covenants contained in Section 8 hereof; or (iii) Customer's Insolvency, then, upon any such Default, Broker shall have the right to:

     (1) Effect a Closing Transaction for or a buy-in of any Securities.

     (2) Remove any Collateral or other assets from the Special Custody Account and register such Collateral or other assets in Broker's name or in the name of Broker's Financial Intermediary, Securities Intermediary, agent or nominee (not including Custodian) or any of their nominees;

     (3) Remove any Collateral or other assets from the Special Custody Account in order to exercise any voting, conversion, registration, purchase or other Rights of a holder of any Collateral or other assets in the Special Custody Account, and any reasonable expense of such exercise shall be deemed to be an expense of preserving the value of such Collateral and shall constitute a Secured Obligation hereunder;

     (4) Remove any Collateral or other assets from the Special Custody Account in order to collect, including by legal action, any notes, checks or other instruments for the payment of money included in

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the Collateral or other assets in the Special Custody Account and compromise or settle with any obligor of such instruments; and

     (5) Remove any Collateral or other assets from the Special Custody Account in order to exercise any and all rights and remedies provided under the Margin Agreement, Revised Article 8 and Revised Article 9 (or any other applicable Articles of the NYUCC) or otherwise available to the Broker under applicable law.

     Broker shall not sell any Collateral or other assets held in the Special Custody Account until and unless there has been a Default, as defined above. Moreover, Broker shall not be entitled to exercise any right in (2) through (5) above, and Broker shall not be entitled to instruct Custodian to transfer any Collateral or other assets in the Special Custody Account to Broker or any entity claiming through Broker, except upon providing Custodian an Advice from Broker, stating that the conditions precedent to Broker's right to receive Collateral (including without limitation all proceeds thereof) and all other assets in the Special Custody Account free of payment have occurred. Upon receiving such an Advice from Broker, Custodian shall promptly deliver such Collateral and other assets free of payment to Broker. Custodian shall also provide prompt telephone notice to Customer of any receipt by Custodian of such an Advice from Broker (Custodian's failure to contact Customer, however, shall not prohibit such delivery of Collateral and other assets to Broker).

     Each sale or purchase of Collateral or other assets may be made according to Broker's judgment and may be made at Broker's discretion, on the principal exchange or other market on which such Collateral or other assets normally trades, or in the event such principal exchange or market is closed, in a manner commercially reasonable for selling such Collateral or other assets.

     6.   LIMITATION OF BROKER'S LIABILITY TO CUSTOMER

     Broker shall not be liable to Customer for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer's account at Customer's direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Broker's willful misconduct, or bad faith. The Customer shall indemnify Broker for, and hold it harmless against, any loss, liability or expense incurred by Broker, without gross negligence, willful misfeasance or bad faith on the part of Broker.

     7.   CUSTODIAN'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     Custodian represents, warrants and covenants that:

     (a) it is duly organized and in good standing as a limited purpose trust company under the laws of the State of Delaware, and has made and shall continue to timely make all filings required thereby.

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     (b) it is, and shall continue to maintain its status as, a limited purpose trust company under and subject to the applicable requirements of Delaware law and as a bank, as such term is defined in Section 3(a)(6) of the 1934 Act.

     (c) Custodian is and will at all times remain, and will at all times maintain the Special Custody Account and all Collateral and other assets in the Special Custody Account in its capacity as, (1) a Financial Intermediary and a Securities Intermediary having acknowledged Broker's Security Interest, and (2) as appropriate, a DTC Participant or a Fed Member. Custodian shall maintain all Collateral in its possession or, as applicable, with the DTC, the Fed or any such other clearing corporation as Broker may agree upon. Custodian shall assure (in accordance with industry practice) that all Collateral maintained by Custodian with or through the DTC or any other clearing corporation (other than the Fed) is appropriately reflected in Custodian's (or its affiliate's) customer accounts with the DTC or other such clearing corporation. Custodian shall also assure (in accordance with industry practice) that all Collateral consisting of Federal Book Entry Securities is appropriately reflected in Custodian's (or its affiliate's) customer book entry accounts with the Fed, including, without limitation, by virtue of the Fed making appropriate entries in its records with respect to such Collateral, all in accordance with the Federal Book Entry Regulations.

     (d) Custodian shall cause the Special Custody Account and the Collateral and other assets contained therein to be maintained separately on its books and records from all other accounts, cash, assets, properties, rights and items (including, without limitation, any other Special Custody Account and other Collateral).

     (e) This Agreement is the legal, valid and binding obligation of Custodian, enforceable against Custodian in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and to general principles of equity.

     (f) The delivery of the Collateral to the Broker does not require the payment of money or value to the Custodian and the Custodian acknowledges that the Collateral in its custody or control is not subject to any right, charge, security interest, lien or claim of any kind in favor of the Custodian or any person claiming through the Custodian which right, charge, security interest, lien or claim is prior to any right, charge, security interest, lien or claim of Broker with respect thereto. Custodian hereby waives any such prior right, charge, security interest, lien or right to set-off of any kind which it may have or acquire with respect to any of the Collateral. Custodian shall use reasonable efforts to notify Broker and Customer as soon as reasonably possible if it receives any notice of levy, lien or court order purporting to affect the Collateral.

     (g) The Special Custody Account is, and shall (and Custodian has taken and shall continue to take all steps to ensure, in accordance with industry practice, that such Special Custody Account shall) at all times remain, under the sole dominion and control of Broker, subject to the terms of this Agreement.

     (h) Custodian will treat all Collateral and other assets in the Special Custody Account as Financial Assets, and will treat Broker as entitled to exercise any and all Rights, and to benefit from any and all property interests, that comprise such Financial Assets (including, without limitation, the Rights and property interests constituting Security Entitlements with respect to such Financial Assets specified in Part 5 of Revised Article 8), subject to the terms of this Agreement. Custodian shall hold all Collateral and other assets in the Special Custody Account for the benefit of Broker in its capacity as secured party hereunder in accordance with the terms of this Agreement, shall (subject to the terms of this Agreement) comply with any and all Entitlement Orders originated by Broker (without further consent by Customer, any other Entitlement Holder or any other Person), shall (subject to the terms of this Agreement) accept instructions as to the disposition of the Collateral and other assets in the Special Custody Account and any other Entitlement Orders only from Broker and from no other Person (whether from Customer, any other Entitlement Holder or any other Person), and shall not release to Customer or any other Person (except as otherwise specified in this Agreement), dispose of, or pledge, re-pledge, hypothecate or re-hypothecate, or otherwise apply to the benefit of (except as otherwise specified in this Agreement) Custodian, Customer, any other Entitlement Holder or any other Person, any of the Collateral or other assets in the Special Custody Account without the prior written consent of Broker thereto.

     8.   CUSTOMER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     Customer represents, warrants, and covenants that:

     (a)(i) it is duly organized and in good standing as a portfolio of a statutory trust under the laws of the State of Delaware (ii) it is duly registered as a portfolio of an investment company under the 1940 act; (iii) it has all rights, power and authority to enter into this Agreement; (iv) it conducts its business in accordance with applicable laws and regulations; and
(v) it agrees to notify Broker promptly of any condition that may reasonably be expected to prevent Customer from fulfilling its obligations hereunder.

     (b) Customer is and at all times during the life of this Agreement shall be the lawful legal or beneficial owner of the Collateral, with full power and authority to grant the Security Interest to Broker and to bestow upon Broker all the rights and remedies thereunto appertaining under applicable law or pursuant to this Agreement, and to sell, transfer, assign, convey, contribute or otherwise dispose of, subject to the Security Interest, and otherwise to deal with (in accordance with this Agreement and the Margin Agreement) the Special Custody Account and the assets therein which may from time to time constitute, or purport to constitute, Collateral, free of any and all Rights whatsoever (other than the Security Interest and any rights of Custodian or a party claiming through Custodian which are secondary to Broker's rights). Securities pledged to Broker as Collateral shall be in good deliverable form or Custodian shall have the unrestricted power to put such securities into good deliverable form, and the Collateral will not be subject to any liens or encumbrances other than the lien in favor of Broker contemplated hereby and any rights of Custodian or a party claiming through Custodian which are secondary to Broker's rights.

     (c) The Collateral is and will be freely transferable and assignable, and no portion of the Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provision, declaration of trust or other contractual restriction of any nature which might prohibit, impair, delay or otherwise affect the pledge of the Collateral hereunder, or the sale or disposition of the Collateral pursuant hereto, after the exercise by Broker of any of its rights and remedies hereunder.

     (d) This Agreement constitutes the legal, valid and binding obligation of Customer, enforceable against Customer in accordance with its terms.

     (e) The Broker has, and will have, a valid and enforceable perfected first-priority lien on and security interest in the Collateral, securing the Secured Obligations. Customer has taken and shall continue to take all steps to ensure that the Special Custody Account is, and will at all times remain, under the dominion and Control of Broker.

     (f) The execution, delivery and performance of this Agreement and the Margin Agreement, the grant of the Security Interest hereunder and the consummation of the transactions contemplated hereby or thereby do not and will not (i) violate any law, rule, regulation, judgment, writ, injunction or order of any court or governmental authority, in each case applicable to Customer,
(ii) violate or result in the breach of or default under the charter, bylaws or other organic documents of Customer, or any other agreement to which Customer is a party or by which any of its properties or the Collateral are bound, or (iii) violate any restriction on the transfer of any of the Collateral.

     (g) No consent, approval, license, permit or authorization of any Person or any governmental authority is requested or required for the valid execution, delivery and performance of this Agreement and the Margin Agreement, the creation and perfection of the Security Interest or the valid and effective exercise by Broker of the Rights available to it under this Agreement, the Margin Agreement or at law.

     (h) Customer hereby appoints and constitutes Broker, its successors and assigns as Customer's agents and attorneys-in-fact for the purpose of carrying out the provisions of this Agreement on behalf of Customer and of taking any action or executing any instrument on behalf of Customer that Broker considers necessary or desirable for such purpose, including, whether or not a Default has occurred, the power to endorse and deliver Securities certificates in the name and on behalf of Customer, to execute and deliver instructions in the name and on behalf of Customer to the issuers of Uncertificated Securities and to execute and file in the name and on behalf of Customer financing statements (which may be photocopies of this Agreement) and continuations and amendments to financing statements in any State of the United States, as well as Forms 3, 4, 5 and 144 and Schedules 13D and 13G under the Securities Act of 1933 or the 1934 Act with the SEC; provided, however, that Broker shall have no obligation to Customer to make any such filings unless Broker specifically agrees to do so at the request of Customer, and so informs Customer in an Advice which identifies specifically which filing Broker shall make and stating that Broker has agreed to make such filing at Customer's request. If Customer fails to perform any act required by this Agreement, Broker may perform such act in the name and on behalf of Customer, at Customer's expense, which shall be chargeable to Customer and shall constitute a Secured Obligation.

     (i) Customer shall not, without the written consent of Broker, take any action in respect of the Collateral if such action would require the release of, or would adversely affect, any Collateral, the Security Interest therein or Broker's rights therein or with respect thereto.

     (j) Any Rights that Customer may have in the Collateral shall be subject in all respects to the Security Interest in accordance with this Agreement.

     9.   TERMINATION

     (a) Any of the parties hereto may terminate this Agreement for any reason upon thirty (30) days notice in writing to the other parties hereto; provided, however, that (i) the status of any Short Sales, and of Collateral and other assets maintained in the Special Custody Account held at the time of such notice to margin any such Short Sales or other transactions of Customer, shall not be affected by such termination until such Collateral and other assets held by Custodian pursuant to this Agreement have been released either in accordance with the terms of this Agreement or pursuant to applicable law or applicable rules or regulations of any self-regulatory organization to which Broker is subject; (ii) Customer shall not be entitled to terminate this Agreement unless and until Customer shall have indefeasibly paid in full in cash to Broker all Secured Obligations then outstanding; and (iii) Custodian shall not be entitled to terminate this Agreement until (A) a successor special custody account has been established for the Special Custody Account on terms acceptable to Broker, and the Collateral and other assets in the Special Custody Account have been delivered to such successor special custody account or (B) Customer's open positions with Broker secured by Collateral and other assets in the Special Custody Account on the date of receipt of Custodian's notice of resignation have been closed out or transferred from Broker to another broker.

     (b) The Security Interest shall terminate (i) with respect to Collateral or other assets released or paid pursuant to this Agreement, upon such release or payment, and (ii) in any other case, upon the indefeasible payment in full in cash to Broker of all Secured Obligations then outstanding. Any Collateral or other assets in which the Security Interest shall have terminated in accordance with the preceding sentence shall upon advice from Broker be transferred to Customer's account at Custodian.

     (c) Broker and Customer each agrees that it will, at the request of Custodian, use its best efforts to enter into an agreement with another custodian acceptable to Broker, and Broker and Customer shall thereafter use such other custodian to perform the functions of Custodian hereunder with respect to the transactions effected by Broker on behalf of Customer. If Broker and Customer have not entered into an agreement with such a successor custodian within thirty (30) days after such request by Custodian, then on the thirtieth
(30th) day after such request and on the first day of each month thereafter until Custodian's duties under this Agreement have been transferred to such successor, Customer shall pay to Custodian $1,000 (in addition to any other fees and expenses owing by Customer to Custodian with respect to this Agreement). In addition, Customer shall continue to pay Custodian the compensation agreed upon pursuant to Section 4(e) above for such period of time until Custodian's duties under this Agreement have been transferred to such successor.

     10.  NOTICES

     Written communications hereunder shall be sent by facsimile transmission or hand delivered as required herein, or when another method of delivery is not specified, may be mailed first class postage prepaid, except that written notices of termination shall be sent by certified mail, in each case addressed to the address of the party receiving such notice at the address set forth below (and permitted oral communications shall be directed to the telephone number which accompanies such address):

     (a)  If to Custodian, to: PFPC Trust Company
                               8800 Tinicum Blvd., 3rd Floor
                               Philadelphia, PA 19153

          Attention:           Edward Smith
          Facsimile:           215-749-3946

     (b)  If to Customer, to:  REMS Real Estate Value-Opportunity Fund
                               700 The Times Building
                               Ardmore, PA 19003
                               Attn: Joe Bracken

     (c)  If to Broker, to:    National Financial Services LLC
                               Attn: Gerard McGraw, Senior Vice President
                               200 Liberty Street (Mailzone NY5W)
                               New York, NY 10281

Or, in the case of any party hereto, such other address and/or telephone number of which such party may notify the other parties hereto, sent to the other parties in accordance with this Section 10. Notwithstanding anything in this Agreement to the contrary, no oral instructions shall be provided to or accepted by Custodian.

     11.  GOVERNING LAW; JURISDICTION

     (a) This Agreement (including, without limitation, the creation, validity, perfection and priority of the Security Interest) shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. In furtherance of the foregoing, Broker, Customer and Custodian agree that, for all purposes of this Agreement (including for purposes of Section 9-103(6)(e) of Revised Article 9 and Section 8-110 of Revised Article 8), Custodian is the Securities Intermediary, and the State of New York shall be deemed to be the Security Intermediary's jurisdiction.

     12.  REFERENCES TO TIME OF DAY

     All reference herein to times of day shall mean the time in New York City, New York, U.S.A.

     13.  OTHER AGREEMENTS

     In the event of any inconsistency between this Agreement and any other written, oral or other agreement, discussion or other communication regarding the subject matter hereof, the terms of this Agreement shall control; provided, however, that in the event of any disagreement between the terms of this Agreement and the Margin Agreement concerning the subject matter of the Margin Agreement, the terms of the Margin Agreement shall control as between Broker and Customer. Custodian is not a party to the Margin Agreement and shall not be bound by the terms thereof; Custodian's responsibilities with respect to the subject matter of this Agreement shall be solely as set forth in this Agreement.

     14.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts and shall become effective at such time as all such counterparts have been executed by all of the parties to this Agreement and have been delivered to the other parties hereto. Each copy of this Agreement that includes counterparts executed by another party to this Agreement shall constitute an original hereof.

     15.  CAPTIONS/HEADINGS

     The captions and headings preceding the text of each section herein shall be disregarded in connection with the interpretation of this Agreement.

     16.  AMENDMENTS

     No amendment of this Agreement shall be effective unless executed by the party against whom enforcement of such amendment is sought.

     17.  ARBITRATION

     It is agreed by all parties that any controversy between the parties, arising out of or relating to this Agreement or the transactions contemplated hereby, shall be settled by arbitration, in accordance with the rules then obtaining of the NASD applicable to disputes among Members, following a written demand for arbitration by one party upon the other parties. The award of the arbitrators shall be final, and judgment upon the award rendered may be entered in court, state or federal, having jurisdiction.

     THE PARTIES ARE AWARE OF THE FOLLOWING:

          (A)  ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

          (B) THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

          (C) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

          (D) THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF ANY RULING BY THE ARBITRATORS IS STRICTLY LIMITED.

          (E) THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

     NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION OR WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL:

          (I)  THE CLASS CERTIFICATION IS DENIED;

          (II) THE CLASS IS DECERTIFIED; OR

          (III) CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT.

     Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

Hillview Investment Trust II on behalf of its REMS Real Estate Value-Opportunity Fund


By: /s/ David M. Spungen
    ---------------------------------
Name: David M. Spungen
Title: President


PFPC Trust Company


By: /s/ Edward A. Smith III
    ---------------------------------
Name: Edward A. Smith III
Title: Vice President


NATIONAL FINANCIAL SERVICES LLC


By: /s/ Daniel J. Sullivan
    ---------------------------------
Name: Daniel J. Sullivan
Title: Vice President